Exhibit 99.1

Emmaus Life Sciences Announces Strategic Transaction

Enters into North American License and Exclusive Distribution Agreement

Torrance CA, December 30, 2025 - Emmaus Life Sciences, Inc. (OTCQB: EMMA), a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease, today announced that it has entered into a License and Exclusive Distribution Agreement with NeoImmuneTech, Inc. (KOSDAQ: 950220.KQ), or NIT, pursuant to which Emmaus has granted NIT an exclusive license to all rights to market, sell and distribute Endari® (prescription grade L-glutamine oral powder) and any generic equivalents in sickle cell disease in the U.S. and its territories and possession, and Canada in exchange for a upfront payment and a royalty on NIT’s product sales.

The effective date is subject to NIT’s obtaining the necessary regulatory approvals and licensing to sell and distribute the products and other specified conditions.

“Emmaus has continuously reassessed its commercialization strategy to maximize global value of Endari®. While the U.S. market represents a mature and stable revenue base, we believe other regions such as the Middle East, Brazil, and Europe offer greater growth potential,” commented Willis Lee, Chairman and Chief Executive Officer of Emmaus.

Tae Woo Kim, Acting Chief Executive Officer of NeoImmuneTech, said, “The completion of this definitive agreement is highly meaningful, as it establishes a foundation for direct commercialization of an FDA-approved therapy. The U.S. distribution, reimbursement, and marketing infrastructure built through Endari® will also create significant synergies for the future commercialization of our proprietary pipeline, including NT-I7.”

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease. Endari® (L-glutamine oral powder), indicated to reduce the acute complications of sickle cell disease in adults and children 5 years and older, is approved for marketing in the United States, Israel, Kuwait, Qatar, the United Arab Emirates, Bahrain and Oman and is available on a named patient or early access basis in France, the Netherlands, and the Kingdom of Saudi Arabia, where Emmaus’ application for marketing authorization is awaiting final action by the Saudi Food & Drug Authority. For more information, please visit www.emmausmedical.com.

About NeoImmuneTech, Inc.

NeoImmuneTech, Inc. (NIT) is a clinical-stage biopharmaceutical company specializing in T cell-based immunotherapy, with a mission to expand the potential of immuno-oncology and enhance immune responses to infectious diseases. Backed by a seasoned leadership team, NIT is advancing NT-I7 across multiple programs as a monotherapy and in combination with other immunotherapeutics. To learn more, please visit www.neoimmunetech.com.

About Endari® (prescription grade L-glutamine oral powder)

Endari®, Emmaus’ prescription grade L-glutamine oral powder, was approved by the U.S. Food and Drug Administration (FDA) in July 2017 for treating sickle cell disease in adult and pediatric patients five years of age and older.

Indication

Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari® in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari® at: www.ENDARIrx.com/PI.

About Sickle Cell Disease

There are approximately 100,000 people living with sickle cell disease (SCD) in the United States and millions more globally. The sickle gene is found in every ethnic group, not just among those of African descent; and in the United States an estimated 1-in-365 African Americans and 1-in-16,300 Hispanic Americans are born with SCD.1 The genetic mutation responsible for SCD causes an individual’s red blood cells to distort into a “C” or a sickle shape, reducing their ability to transport oxygen throughout the body. These sickled red blood cells break down rapidly, become very sticky, and develop a propensity to clump together, which causes them to become stuck and cause damage within blood vessels. The result is reduced blood flow to distal organs, which leads to physical symptoms of incapacitating pain, tissue and organ damage, and early death.2

1Source: Data & Statistics on Sickle Cell Disease – National Center on Birth Defects and Developmental Disabilities, Centers for Disease Control and Prevention, December 2020.2Source: Committee on Addressing Sickle Cell Disease – A Strategic Plan and Blueprint for Action -- National Academy of Sciences Press, 2020.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including the possibility that the effective date of the License and Exclusive Distribution Agreement will not occur and doubt about Emmaus’s ability to continue as a going concern and other factors disclosed in the company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on April 14, 2025 and Quarterly Report on Form 10-Q filed on November 14, 2025, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Emmaus Contact:

Emmaus Life Sciences, Inc.

Investor Relations

(310) 214-0065

IR@emmauslifesciences.com

NeoImmuneTech Contact:

IR@neoimmunetech.com